Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Prestige Wealth Inc. on Form S-8 (File No. 333-284085) of our report dated February 10, 2023, with respect to our audits of the consolidated financial statements of Prestige Wealth Inc. as of September 30, 2022 and for the years ended September 30, 2022, appearing in the Annual Report on Form 20-F of Prestige Wealth Inc. for the year ended September 30, 2024. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

We were dismissed as auditors on November 2, 2023 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum Asia CPAs LLP

New York, New York

February 13, 2025